Exhibit 23.1.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191462-05 on Form S-3 of our report dated February 28, 2014, relating to the consolidated financial statements of Duke Energy Carolinas, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

February 28, 2014